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Frontier Ends 2008 with Strong Financial Performance

Company Reports Record Profit for the Month of December
and the first December Quarterly Profit in Five Years

DENVER (Jan. 28, 2009) –– Frontier Airlines Holdings, Inc. (OTC Bulletin Board: FRNTQ) today filed its Monthly Operating Report for December 2008.  Frontier reported a consolidated operating profit of $18.9 million and a net profit of $18.7 million for the month.  Excluding special items, the Company reported an operating profit of $18.3 million and a net profit of $17.0 million.  The Company, excluding special items, reported an operating margin of 16.8 percent and a total net margin of 15.5 percent for the month.

Special items for the month included:

▪	Non-cash mark-to-market gains on fuel hedge contracts of $0.6 million
▪
Net gain of $1.4 million in reorganization expense, due to the sale of two A319 aircraft sold in the month for a book gain of $4.1 million, which was offset by other reorganization expenses of $2.7 million

▪	Loss on early extinguishment of debt of $0.3 million

When combining the Operating Reports for each of the months comprising the December quarter, the Company reported a consolidated operating profit of $5.6 million and a net profit of $1.1 million.  Excluding special items, the Company reported an operating profit of $14.4 million and a net profit of $7.7 million for the quarter.

Special items for the quarter included:

▪	Non-cash mark-to-market losses on fuel hedge contracts of $8.7 million
▪	Charges of $0.4 million on early extinguishment of debt
▪	Gain of $2.7 million in reorganization activities, including $8.1 million on the sale of four A319 aircraft and expenses of $5.4 million

Frontier’s cash position increased to $69.1 million for the period ending December 2008. The Company realized net proceeds of $25.5 million from the sale of two aircraft, which was offset by a decrease in working capital due to the traditionally low booking period at the end of the year.

“These outstanding results are a testament to the sacrifices and hard work put forth by all of our employees,” said Frontier President and CEO Sean Menke.  “We have worked extremely hard throughout our restructuring to achieve these results that are bucking industry trends.  Despite significant competitive pressure and a rapidly changing macro-economic environment, we have been able to reduce our operating expenses, increase revenues and maintain our high quality of service.”

Financial and restructuring highlights during the quarter:

▪
For the quarter, mainline unit costs excluding fuel, decreased 4.2 percent to 6.20 cents, despite a 16.0 percent reduction in mainline capacity, an 8.0 percent reduction in stage length and an average fleet utilization decrease of 7.2 percent

▪	For the quarter year-over-year, mainline passenger unit revenue increased by 7.2 percent, and total mainline unit revenue increased by 10.2 percent
▪	Load factor for the quarter improved 3.9 points versus the prior year period
▪	Negotiated and secured long-term concessionary agreements with all represented labor groups
▪	Successfully launched AirFairs, an innovative, customer-friendly fare structure that lets customers choose from one of three fare levels that best meets their specific travel needs
▪	Sold four A319 aircraft, adding significant liquidity to the Company
▪	Among the industry leaders in key DOT performance metrics

Companies in Chapter 11 bankruptcy protection are required to file monthly operating reports to the U.S. Trustee in addition to quarterly reports filed with the U.S. Securities and Exchange Commission.

A copy of the Monthly Operating Report is available at:
FrontierAirlines.com/frontier/who-we-are/investor-relations/annual-reports-sec-filings.do

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 15th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing more than 5,000 aviation professionals. Frontier Airlines' mainline operation has 51 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines' mainline operations offer 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of ten Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2008.

SOURCE: Frontier Airlines Holdings, Inc.
Web site: FrontierAirlines.com

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